Exhibit 10.1

TRANSACTION BONUS AND SEPARATION BENEFITS AGREEMENT
This TRANSACTION BONUS AND SEPARATION BENEFITS AGREEMENT (“Agreement”) is made and entered into, as of October 10, 2025, by and between Polaris Industries Inc. (the “Company”) and Michael Dougherty (the “Employee”).
WHEREAS, the Company is exploring a potential, confidential transaction to divest all or substantially all of the equity interests or assets related to the Company’s Indian Motorcycle business (the “Business”), whether pursuant to a merger, joint venture, reorganization or other form of business combination transaction, or series of transactions (the “Transaction”); and
WHEREAS, the Company wishes to pay Employee as contemplated in this Agreement for the Employee’s services to assist with the Transaction.
NOW THEREFORE, the parties agree as follows:
1.Compensation Committee Approval and Transaction Cooperation. Employee’s eligibility to receive any portion of the Transaction Bonus Opportunity (as defined below) set forth in Section 2, the 2025 Profit Sharing Bonus set forth in Section 3 and the equity award treatment described in Section 4 are each conditioned on the satisfaction of the requirements set forth in this Agreement and the determination by the Compensation Committee of the Board of Directors of the Company (the “Committee”), in the Committee’s sole and absolute discretion, that Employee has (a) followed the guidance and directive from the Company’s senior management concerning the Transaction process and the conduct and operation of the business and (b) used best efforts to facilitate the Transaction process, including participating in due diligence activities and management presentations. Notwithstanding any provision to the contrary, at any time prior to the Transaction Closing (as defined below), the Committee may, in its sole and absolute discretion, determine not to pay the Transaction Bonus Opportunity set forth in Section 2, the 2025 Profit Sharing Bonus set forth in Section 3 or provide the treatment of the equity awards as described in Section 4.

2.Transaction Bonus.

(a)Subject to the conditions in Section 1 and this Section 2, upon a Transaction Closing, Employee will be eligible to earn cash bonus payments equal to four times his then-current base salary in the aggregate, less applicable taxes and withholdings (the “Transaction Bonus Opportunity”), subject to Employee remaining Continuously Employed (as defined below) through the Transaction Closing. If Employee remains Continuously Employed until the Transaction Closing, the Company will pay, or cause to be paid, to Employee 100% of the Transaction Bonus Opportunity within 60 days following the date of the Transaction Closing.
(b)If Employee’s employment terminates for any reason prior to the Transaction Closing, Employee will not be entitled to receive any portion of the Transaction Bonus Opportunity.

(c)Notwithstanding anything in this Agreement to the contrary, in an event that the Company in its sole discretion determines that the Transaction Closing will not occur, the Company will pay, or cause to be paid, to Employee 100% of the Transaction Bonus Opportunity, the 2025 Profit Sharing Bonus and the 2026 Profit Sharing Bonus, in each case, as soon as practicable after such decision is made, subject to Employee remaining Continuously Employed through the date such determination is made (the “Determination Date”).
3.Profit Sharing (Bonus).

(a)Subject to the conditions in Section 1 and in this Section 3, upon the Transaction Closing, Employee will be eligible to earn cash payments equal to Employee’s target 2025 annual profit sharing incentive plan opportunity based on the greater of (x) target level performance and (y) actual performance, less applicable taxes and withholdings (the “2025 Profit Sharing Bonus”), which will be paid at the same time that the Company pays 2025 annual profit sharing incentive bonuses to its other employees (but in no event later than March 15, 2026), subject to Employee remaining Continuously Employed with the Company through the Transaction Closing.
(b)For the avoidance of doubt, Employee will not be entitled to any other payments under the Polaris 2015 Profit Sharing Plan or any other bonus or profit sharing plan at any affiliate of the Company with respect to the 2025 calendar year upon a Transaction Closing because Employee will be eligible to earn the 2025 Profit Sharing Bonus under this Section 3. If Employee’s employment terminates for any reason prior to the Transaction Closing, Employee will not be entitled to receive any portion of the 2025 Profit Sharing Bonus.
(c)In addition, upon a Transaction Closing, the Company will pay, or cause to be paid, to the Employee a pro-rata cash payment equal to Employee’s target 2026 annual profit sharing incentive plan opportunity (based on target level performance) (the “2026 Profit Sharing Bonus”), payable within sixty (60) days following the Transaction Closing, subject to Employee remaining Continuously Employed through the Transaction Closing. The prorated portion of the 2026 Profit Sharing Bonus that shall be paid pursuant to this Section 3(c) will be determined based on the number of days Employee worked for the Company during calendar year 2026 between January 1, 2026 and the Transaction Closing.
4.Equity Awards.

(a)Subject to the conditions of Section 1 and this Section 4, upon a Transaction Closing and Employee’s separation from service, with respect to each outstanding equity award (the “Equity Award”), granted under the 2007 Omnibus Incentive Plan, as amended or the 2024 Omnibus Incentive Plan, as applicable, that Employee holds as of the Transaction Closing, including, for the avoidance of doubt, any equity awards granted in 2025, the retirement provisions (the “Retirement Provisions”) set forth in the Severance Agreement, dated April 30, 2025, by and between the Company and the Employee shall become effective, and such awards shall be treated in accordance with the Retirement Provisions as if Employee’s separation from service had been a retirement, subject to Employee remaining Continuously Employed through the Transaction Closing. For the avoidance of doubt, solely for purposes of this Section 4, the one-year retirement notice requirement in Employee’s outstanding equity award agreements shall not apply and Employee shall be treated, solely for purposes of his outstanding equity awards, as if Employee retired upon the Transaction Closing. Notwithstanding anything in this Agreement to the contrary, in an event that the Company in its sole discretion determines that the Transaction Closing will not occur, upon the Determination Date and subject to Employee remaining Continuously Employed through such date, upon Employee’s separation from service, Employee’s outstanding Equity Awards shall be treated in accordance with the Retirement Provisions.
5.Release. Employee will not be entitled to any such payments under this Agreement unless Employee timely executes and delivers to the Company (and does not revoke), during the period specified by the Company, which will not exceed 45 days after the Transaction Closing, a signed Confidential Release of Claims acceptable to the Company, which will be provided to Employee under separate cover at the time of termination.

6.Definitions.

(a)Continuously Employed. “Continuously Employed” means Employee’s continuous employment with the Company or any of its affiliates through the date specified.
(b)Purchaser. “Purchaser” means the purchaser in the Transaction.
(c)Senior Executive Incentive Plan. “Senior Executive Incentive Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan, as amended and restated, or any successor plan(s).
(d)Termination Date. “Termination Date” means the date on which the Employee’s employment with the Company is terminated.
(e)Transaction Closing. “Transaction Closing” means, directly or indirectly, the consummation of the Transaction on or before the seven-month anniversary of the execution of the definitive purchase agreement, which is expected to be executed in October 2025.
7.Continued Participation in the Active Officer Product Program and Executive Retirement Benefits or Plans. Employee will be eligible to continue to use Company products, including up to: (i) eight Off Road/On Road products for B2 level officers, (ii) 10 Off Road/On Road products for B1 level officers, (iii) 12 Off Road/On Road products for A2 level officers, and (iv) one boat with clothing and accessories included, in each case, annually and subject to the terms and conditions of the Active Officer Product Program. In addition, solely for purposes of participating in the Company’s executive retirement benefits or plans, as applicable, Employee shall be deemed to have retired as of the Transaction Closing or the Determination Date, as applicable, and, as a result of such deemed retirement, Employee shall be entitled to participate in all of the Company’s executive retirement benefits or plans, as applicable, in effect as of the Transaction Closing.

8.Employee Agreement. Employee understands and agrees that this Agreement does not and will not confer upon Employee any right to be retained in any position, as an employee, officer, consultant, manager or director of the Company, Purchaser, any of their affiliates, or any other entity.

9.Assignment. Employee acknowledges and agrees that this Agreement may be assigned by the Company and, in the event of such an assignment, Employee will be obligated to meet the criteria outlined above to the benefit of Company’s assignee in order to be eligible to receive any payment hereunder.

10.Severability. If any provision of this Agreement or its application to any party or circumstances will be declared void, illegal, or unenforceable, the remainder of this Agreement will be valid and enforceable to the extent permitted by applicable law. In such event, the parties will use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision.

11.Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. To the extent applicable, it is intended that this Agreement will comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code, as amended (the “Code”). If the Employee is a “specified employee” (within the meaning of Section 409A of the Code) on the Termination Date, and if the amount otherwise payable by reason of such Termination Date to the Employee under this Agreement during the six-month period beginning on the Termination Date is nonqualified deferred compensation under Section 409A of the Code, then, to the extent required to comply with Section 409A of the Code, such amounts shall instead be paid at the end of such six-month period. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee hereunder, and Employee shall be responsible for any taxes imposed on Employee with respect to any such payment. Each payment under this Agreement shall each be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

12.Interpretation of Agreement. The parties acknowledge that: (a) this Agreement and its reduction to final written form are the result of good faith negotiations between the parties; (b) said parties have carefully reviewed and examined this Agreement before execution by said parties; and (c) any statute or rule of construction that provides that ambiguities are to be resolved against the drafting parties will not be employed in the interpretation of this Agreement. This Agreement will be construed according to and governed by the laws of the State of Minnesota, without giving effect to that State’s conflicts of law provisions.

13.Jurisdiction/Venue and Governing Law. Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the State of Minnesota for purposes of any action or proceeding arising out of or relating to this Agreement. Each party hereby consents to such personal jurisdiction and agrees that venue will lie in the state and federal courts within the State of Minnesota with respect to any claim or cause of action arising under or relating to this Agreement. Each party hereby waives any objection based upon a forum non-conveniens and waives any objection to the venue of any action instituted hereunder.

14.Counterparts. The parties may execute this Agreement in counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

15.Entire Agreement. This Agreement, including the Confidential Release of Claims which are contemplated hereby, contains the entire agreement between the parties on the subject matter herein and supersedes all prior agreements or understandings, written or otherwise, which are expressly hereby agreed to be of no further force or effect, and without regard to, this Agreement. No modification or amendment to this Agreement will be valid or binding unless made in writing and signed by the parties. Employee acknowledges that Employee has not relied upon any statements, promises, or agreements of any kind made to Employee in connection with Employee’s decision to enter into this Agreement except for those contained in this Agreement.
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[Signature page to follow]

IN WITNESS WHEREOF, the parties, having read the foregoing Transaction Bonus and Separation Benefits Agreement carefully, and knowing and understanding its contents and effects, sign the same as their own free act and deed.

EMPLOYEE:	Company:
/s/ Michael Dougherty Name: Michael Dougherty	Polaris Industries Inc. /s/ Robert P. Mack Name: Robert P. Mack Title: CEO

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